                                                                     EXHIBIT 99

                         CONSENT OF SOLOMON ASSOCIATES


We hereby consent to the use in the 1998 Form 10-K and Annual Report to Shareholders of Conoco Inc., of our name in reference to ranking of the performance of Conoco's European refineries which appear in such 1998 Form 10-K, to be filed on or about February 26, 1999 and Annual Report that will be provided to shareholders prior to the Annual Stockholders' Meeting in May, 1999. We also consent to the reference to us under the headings "Downstream" and "European-Refining" and reference to us as "an independent benchmarking company."


/s/ M. D. HANNAN
----------------
M. D. Hannan
President


Solomon Associates, Inc.
February 3, 1999